UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  January 15, 2010

CARRIZO OIL & GAS, INC.
(Exact name of registrant as specified in its charter)

Texas	000-29187-87	76-0415919
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

1000 Louisiana Street Suite 1500 Houston, Texas	77002
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (713) 328-1000

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 15, 2010, the Board of Directors of Carrizo Oil & Gas, Inc. (the “Company”) hired Mr. David L. Pitts, age 43, as Vice President and Chief Accounting Officer of the Company.  Mr. Pitts will serve as the Principal Accounting Officer of the Company and lead the Company’s financial accounting and reporting efforts.

Mr. Paul F. Boling served as the Company’s Principal Accounting Officer prior to Mr. Pitts’ appointment and remains the Company’s Vice President, Chief Financial Officer, Secretary and Treasurer.  Mr. Boling also serves as the Company’s Principal Financial Officer.

Mr. Pitts is a Certified Public Accountant with over twenty-one years of “Big Four” public accounting experience, serving a number of oil & gas industry clients, comprised of (1) 14 years with Arthur Andersen (1988 to 2002), serving most recently as senior audit manager (1997 to 2002), and (2) seven years with Ernst & Young, starting as a senior audit manager (April 2002 to July 2004) and most recently serving as audit partner (July 2004 to July 2009).  From July 2009 until he joined the Company, Mr. Pitts worked as a private consultant. Mr. Pitts is originally from St. Louis, Missouri and graduated with a Bachelor of Science degree from Southwest Baptist University in Bolivar, Missouri.

Also on January 15, 2010, the Company entered into an employment agreement with Mr. Pitts pursuant to which he will receive an annual base salary of $200,000.  The employment agreement has an initial one-year term; provided that at the date of the agreement and on every day thereafter, the term of the employment agreement is automatically extended for one day, such that the remaining term of the agreement shall never be less than one year until an event (as described in the agreement) occurs that gives rise to Mr. Pitts’ termination of employment.

Under the agreement, both the Company and Mr. Pitts may terminate Mr. Pitts’ employment at any time.  Upon termination of Mr. Pitts’ employment on account of disability or by the Company for any reason (except under certain limited circumstances defined as “for cause” in the agreement), or if Mr. Pitts’ employment is terminated either (x) for any reason (including by reason of death) during the 30-day period immediately following elapse of one year after any change of control (“window period”) or (y) by Mr. Pitts for good reason (as defined in the agreement), Mr. Pitts will generally be entitled to (1) an immediate lump sum cash payment equal to 97% (145% if termination occurs after a change of control) of his annual base salary, (2) in lieu of a prorated bonus for the year of termination, an immediate lump sum cash payment equal to 80% of Mr. Pitts’ annual base salary prorated based on the number of days in the fiscal year in which he was employed (unless his employment is terminated as a result of disability or after the date a change of control occurs, in either of which cases the lump sum is not prorated), (3) in lieu of continued participation in the Company’s welfare benefit plans, practices, programs and policies (other than the Company’s medical and dental plans) for the remaining employment period (as defined in the employment agreement), an immediate lump sum cash payment equal to 3% of Mr. Pitts’ annual base salary, (4) continued medical and dental benefits coverage for Mr. Pitts and his dependents for one year following his termination of employment, and (5) the immediate vesting of any stock option, restricted stock award or other

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equity-based award and performance award previously granted to Mr. Pitts and outstanding as of the time immediately prior to the date of his termination and an extension of the period of exercisability of any such awards until the earlier of (A) one year following his date of termination or (B) the date such awards would have lapsed had Mr. Pitts remained employed for the remaining term.

The foregoing description of the employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the employment agreement, which is filed as an exhibit to this Current Report and incorporated by reference herein.

Item 9.01                      Financial Statements and Exhibits.

Exhibit                                Description

10.1	Employment Agreement between Carrizo Oil & Gas, Inc. and David L. Pitts dated January 15, 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIZO OIL & GAS, INC.

Date: January 15, 2010	By:	/s/ Paul F. Boling
	Name:	Paul F. Boling
	Title:	Vice President and Chief Financial Officer

Exhibit Index

Exhibit                                Description

10.1	Employment Agreement between Carrizo Oil & Gas, Inc. and David L. Pitts dated January 15, 2010.